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                                                            Exhibit No. (10)(vi)

December 19, 1996

                        GREAT LAKES CHEMICAL CORPORATION
                             NON-EMPLOYEE DIRECTORS'
                    DEFERRED AND LONG TERM COMPENSATION PLAN

1.       PURPOSE

         The purpose of the Non-Employee Directors' Deferred and Long Term Compensation Plan (the "Plan") is to provide each Non-Employee Director with part of his or her compensation in shares of stock in Great Lakes Chemical Corporation (the "Stock") and to provide each Non-Employee Director with the opportunity to elect to defer all or part of his or her cash compensation ("Cash Compensation"). The Plan is intended as a means of maximizing the effectiveness and flexibility of compensation arrangements, and as an aid in attracting and retaining Non-Employee Directors of outstanding abilities for the long-term growth and profitability of the Great Lakes Chemical Corporation (the "Company"). A "Non-Employee Director" is a member of the Company's board of directors who is not an "employee," as determined by the Compensation and Incentive Committee of the Company's Board of Directors (the "Committee").

2.       EFFECTIVE DATE

         The Plan shall be effective with respect to services performed after December 31, 1 996 (the "Plan Effective Date").

3.       PLAN ADMINISTRATION

         The Plan will be administered by the Committee. Full power to implement, interpret and construe the provisions of the Plan shall, except as otherwise provided in the Plan, be vested in the Committee. The Committee's interpretations and construction hereof, and actions hereunder, including any valuation of accounts, or determination of amounts or recipients of any payment hereunder, shall be binding and conclusive on all persons for all purposes. No Committee member may participate in any decisions with respect to that member's benefits under the Plan unless such decision applies to all Non-Employee Directors. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. The expense of administering the Plan shall be borne by the Company and shall not be charged against amounts payable hereunder.

4.        ELIGIBILITY

         Each Non-Employee Director shall be eligible to participate in the Plan. Each Non Employee Director on the date that this Plan is adopted shall be eligible to participate as of


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January 1, 1997. Each Non-Employee Director who first serves after January 1,
1997 shall be eligible to participate in the Plan from the date upon which he or she first serves as a Non-Employee Director. Participation in the Plan by each Non-Employee Director shall continue until the date of the last payment made pursuant to Section 8 hereof.

5.       ELECTION TO DEFER CASH COMPENSATION

         (a) The Election in General. Each Non-Employee Director shall be entitled to make an irrevocable annual election (a "Deferral Election") to defer receipt of some or all of his or her Cash Compensation ("Deferred Compensation"). Deferred Compensation shall be credited to the "Cash Account" designated hereinbelow in such amounts as shall have been specified in the Deferral Election. The amount of Deferred Compensation hereunder shall be credited as of the date such Cash Compensation would otherwise have been paid to the Non-Employee Director. As used in the Plan, "Cash Compensation" shall mean the fees (except telephone conference fees) payable to each Non-Employee Director for his or her services to the Company as a director.

         (b) Manner of Election. All Deferral Elections must be made before the calendar year for which the Cash Compensation is payable; provided, however, that (i) for the 1997 calendar year, Non-Employee Directors eligible on the Plan Effective Date may make the applicable Deferral Election within thirty (30) calendar days after the Plan Effective Date, and (ii) in the first year in which a Non-Employee Director becomes eligible to participate in the Plan, the newly eligible Non Employee Director may make the applicable Deferral Election for services to be performed subsequent to such election within thirty (30) calendar days after the date on which such Non Employee Director becomes eligible. Any Deferral Elections made after the times specified in this Section 5(b) shall be effective for the following calendar year. Each Deferral Election shall remain effective for all subsequent calendar years unless and until revoked. Subject to the foregoing, Deferral Elections shall be made on such form(s) as the Committee may prescribe.

         (c) Cash Account Deferred Compensation allocated to the "Cash Account" shall be converted into credits equal to the cash value of such Deferred Compensation. The amount of such credits shall earn interest at a rate equal to 90% of the prime rate of Chase Manhattan Bank as of the last business day of each calendar quarter, or at such other rate as may be adopted from time to time by the Committee. A change in the rate credited under this Plan shall not require an amendment to this Plan.

         (d) Vesting of Deferred Compensation Account. A Non-Employee Director shall be one hundred percent (100%) vested in his or her Cash Account.

6.       LONG TERM COMPENSATION

         (a) Grants. The Committee may grant long term compensation from time to time to Non Employee Directors.


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         (b) Stock Units. Long term compensation shall be expressed in the form of "Stock Units." Each Stock Unit shall represent the right of a Non-Employee Director to receive payment from the Company, subject to the vesting schedule and occurrence of the payment events specified hereinbelow. Each Stock Unit shall be payable in cash in an amount equal to (i) the Market Value of one share of Stock on the date of such payment, multiplied by (ii) the number of Stock Units awarded to such Non-Employee Director as long term compensation.

         (c) Long Term Compensation Account. Stock Units granted pursuant to the Plan shall be recorded in a "Long Term Compensation Account." The Long Term Compensation Account shall be credited with the equivalents of cash dividends, Stock dividends, Stock splits and similar distributions.

         (d) Vesting of Long Term Compensation. Unless expressly provided by the Committee in respect of a specific grant of Stock Units to a Non-Employee Director, Stock Units granted to each Non-Employee Director shall vest in accordance with the following schedule (subject to the continuing service of the Non-Employee Director, and subject to Section 8(g)):

Vesting Schedule                    Years of Service as a Non-Employee Director
----------------                    -------------------------------------------
         0%                                           Less than 1
         20%                                                    1
         40%                                                    2
         60%                                                    3
         80%                                                    4
         100%                                           5 or more

7.       MARKET VALUE OF THE STOCK

         The Market Value of the Stock for the purposes of the Plan shall be the Stock's closing price reported on the New York Stock Exchange Composite Tape on the trading day prior to the date as of which such amount would otherwise have been payable as cash.

8.       PAYMENTS

         (a) In General. Except as provided in this Section 8, no withdrawal or payment shall be made from any Non-Employee Director's Cash Account or Long Term Compensation Account (collectively the "Plan Accounts" and individually a "Plan Account"). Payments of Stock Units shall be payable from the Long Term Compensation Account only to the extent that such Stock Units have vested prior to the Payment Date in respect of the Long Term Compensation Account.

         (b) Payment Options. The value of each Plan Account shall be payable under two alternative options, at the election of the Non-Employee Director as follows:

Option one: in cash as a single sum payment as soon as practicable following the Payment Date; and


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Option two: in annual installments over ten years, commencing as soon as practicable following the Payment Date.

         (c) Election of Payment Options. The elections made by each Non-Employee Director in respect of payments from each of his or her Plan Accounts (individually a "Payment Election" and collectively "Payment Elections") shall be made separately as to each Plan Account. Payment Elections shall apply to all amounts available in each account at the time that the payment is made.

All Payment Elections shall be effective on the beginning of the calendar year commencing at least one year after the election is made, provided, however, that
(i) for the 1997 calendar year, Non Employee Directors eligible on the Plan Effective Date may make the applicable Payment Election within thirty (30) calendar days after the Plan Effective Date, and (ii) in the first year in which a Non-Employee Director becomes eligible to participate in the Plan, the newly eligible Non Employee Director may make the applicable Payment Election within thirty (30) calendar days after the date on which such Non-Employee Director becomes eligible. Any Payment Election made after the times specified in this
Section 8(c) shall be effective beginning the calendar year commencing at least one year after the Payment Election is made. Each Payment Election shall remain effective unless and until revoked or amended. Subject to the foregoing, Payment Elections shall be made on such form(s) as the Committee may prescribe. In the absence of an Effective Payment Election, the Non-Employee Director shall be deemed to have elected Option One pursuant in Section 8(b).

         (d) The Payment Date. The "Payment Date" for payments from the Cash Account shall commence on the date on which the Non-Employee Director retires or resigns from service. The "Payment Date" for payments from the Long Term Compensation Account shall be the later of (i) the retirement of the Non-Employee Director, or (ii) the date upon which he or she attains age 70, on which date the final value of the stock units shall be established. For the purpose of making such payment(s), each Plan Account shall be valued as of its Payment Date.

The amount of each installment elected under Option two in Section 8(b) shall be equal to the quotient obtained by dividing the Non-Employee Director's account balances as of the date of such installment payment by the number of installment payments remaining to be made to such Non Employee Director at the time of calculation. The remaining balance of the Cash Account and the Long Term Compensation Account shall earn interest at the rate specified in Section 5(c) until paid.

         Acceleration for Hardship. In the event of an Unforeseeable Emergency, a NonEmployee Director may petition the Committee to accelerate payments of balances credited to his or her Cash Account (but not the Long Term Compensation Account). Pursuant to such a petition, the Committee in its sole discretion may distribute to a Non-Employee Director all or part of such balances in a lump sum cash payment. Distributions because of a Unforeseeable Emergency shall be determined on a case by case basis and will be permitted only to the extent reasonably needed to satisfy the emergency need. For the purpose of any such accelerated payment, the value of the Cash Account shall be determined in accordance with Section 5(c) on the date of each such payment. Payments may not be made to the extent that such hardship is or may be relieved: (i)


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through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Non-Employee Director's assets (to the extent the liquidation of such assets would not itself cause a severe financial hardship), or (iii) by cessation of participation in the Plan.

         (f) Disability of Non-Employee Director. In the event of Disability of a Non-Employee Director before attainment of age seventy-two and prior to retirement or resignation, a Non-Employee Director (or his or her legal representative) may petition the Committee to receive a benefit equal to the remaining balance of his or her Cash Account (but not the Long Term Compensation Account). Such benefit shall be payable pursuant to elections made by the Non-Employee Director in the manner provided in Section 8(b). Such payments shall be made until the earliest of the following events: (i) there is no longer any balance m the designated account(s), (ii) the Non-Employee Director resumes service as a Non-Employee Director, or (iii) the Non-Employee Director dies. For the purpose of any such payments, the value of the Cash Account shall be determined in accordance with Section 5(c) on the date of each such payment. For purposes of this Section 8(f), "Disability" means a condition, as determined by the Committee, that totally and continuously prevents the Non-Employee Director, for at least six consecutive months, from serving as a Non-Employee Director.

         (g) Death of Non-Employee Director. In the event of the death of a Non-Employee Director either during or after his or her period of service as a Non-Employee Director, the entire balance of his or her Cash Account (but not the Long Term Compensation Account) shall be paid in cash in a lump sum to the Non-Employee Director's designated beneficiaries (or, in absence of such designation, to his or her heirs in accordance with his or her last will and testament or, in the absence of a will, by the laws of intestate succession). For the purpose of any such payments, the value of the Cash Account shall be determined in accordance with Section 5(c) on the date of such payment. In the event of the death of a former Non-Employee Director prior to the date upon which he or she attains age 70, such Non-Employee Director's Long Term Compensation Account shall be forfeited. In the event of the death of an active Non-Employee Director prior to the date upon which he or she retires, such Non-Employee Director's Long Term Compensation Account shall be forfeited. In the event of the death of a Non-Employee Director after his or her period of service and after his or her attaining age 70, the remaining vested portion of his or her Long Term Compensation Account shall be paid in cash in a lump sum to the Non-Employee Director's designated beneficiaries (or, in absence of such designation, to his or her heirs in accordance with his or her last will and testament or, in the absence of a will, by the laws of intestate succession).

9.       EFFECT OF CHANGE IN CONTROL

         If a single individual or legal entity acquires or offers to acquire more than fifty percent of the outstanding Stock, or if all or substantially all of the assets of the Company are transferred (or the Company agrees to transfer all or substantially all of its assets) to another entity by way of sale, merger, consolidation or other means (a "change in control"), then the entire balance of a NonEmployee Director's Plan Accounts shall be paid in a lump sum cash distribution to such NonEmployee Director within 30 days after the change in control. For the purpose of any such payment, the value of the Plan Accounts shall determined in accordance with Sections 5(c) and


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6(c) and (d) on the date of the change in control.

10.      UNSECURED OBLIGATIONS

         (a) The credits in Plan Accounts are bookkeeping entries only, and do not represent actual shares of Stock or cash. The Company shall furnish each Non-Employee Director with quarterly statements of activity and balances in his or her Plan Accounts.

         (b) The obligation of the Company to make payments of amounts credited to the NonEmployee Director's Plan Accounts shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. The Non-Employee Director's relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind.

11.      INTERESTS NOT TRANSFERABLE

         Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Non-Employee Director prior to actually being received by the person entitled to the benefit under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits hereunder. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his benefits under this Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefit would devolve upon any other person or would not be enjoyed by the person entitled hereto under the Plan, the Committee, in its sole and absolute discretion, may terminate the interest in any such benefits of the person entitled thereof under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan in such manner as the Committee may deem proper.

12.      DESIGNATION OF BENEFICIARIES

         Non-Employee Directors shall have the right to designate in writing, in accordance with such rules and procedures as the Committee may prescribe, the beneficiary or beneficiaries who are to receive the payments from his or her Cash Account, and the vested and non-forfeitable portion of his or her Long Term Compensation Account, if any, in the event of the Non-Employee Director's death.

13.      INCAPACITY

         If the Committee shall find that any person to whom any payment is payable under the


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Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such a manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

14.      CONTINUED DIRECTORSHIP

         Nothing contained herein shall be construed as conferring upon the Non-Employee Director the right to continue to serve as a Non-Employee Director.

15.      CONTROLLING LAW

The Plan shall be construed in accordance with and governed by the law of the State of Indiana.

16.      AMENDMENT AND TERMINATION

         (a) Amendment. The Plan may be amended in whole or in part by the Committee at any time. Notice of any such amendment shall be given in writing by the Committee to each Non-Employee Director and each Beneficiary of a deceased Non-Employee Director. No amendment shall decrease the value of a Non-Employee Director's Plan Accounts, the benefits to which a NonEmployee Director may be entitled under Section 8 or other benefit entitlements existing prior to any such amendment.

         (b) Board of Director's Right to Terminate. The Board of Directors reserves the sole right to terminate the Plan and/or any grant or other agreement pertaining to a Non-Employee Director at any time after the Plan Effective Date. In the event of any such termination, the Non-Employee Director shall be entitled to a payment equal to the balance as of the date of termination of his Plan Accounts determined under Sections 5 and 6 and payable in accordance with Section 8.

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